Entorian Technologies Completes Reverse Stock Split

AUSTIN, TX – October 30, 2009 – Entorian Technologies Inc. (NASDAQ: ENTN), a leader in rugged, mission-critical mobile and server computing solutions for use in harsh, demanding environments, today announced that it has completed a 1-for-12 reverse split of the company’s outstanding shares of common stock effective October 30, 2009. Beginning today, as a result of the reverse split, each 12 shares of common stock were combined into one share of common stock. Entorian’s common stock will trade on a split-adjusted basis under the temporary NASDAQ ticker symbol ENTND until November 30, 2009, and then will resume trading under the symbol ENTN.

The objective of the reverse stock split is to regain compliance with NASDAQ’s $1 minimum bid rule. The total number of shares of common stock outstanding (excluding treasury shares) has been reduced from approximately 47 million shares to approximately 4 million shares. The number of common shares related to the company’s convertible notes and stock options has been proportionately adjusted to reflect the reverse split.

Under the terms of the reverse split, stockholders holding 12 shares or more of Entorian common stock at the close of business on September 23, 2009 will receive one new Entorian share for every 12 shares held. Stockholders holding fewer than 12 shares will receive cash consideration in lieu of fractional shares.

Stockholders will be sent instructions for exchanging their existing stock certificates for new stock certificates, and for receiving cash compensation in lieu of fractional shares. Stockholders with shares in book entry form at Computershare, or who hold their shares with a broker, will have their shares automatically converted into new shares and receive cash compensation for fractional shares held.

For more information about this process, contact the company’s transfer agent, Computershare, at 800-962-4284 and www.computershare.com.